Exhibit 23.5

Zhejiang Lizhou (Jinhua) Law Firm

88 North Huaxi Road

Yongkang City, Jinhua, Zhejiang Province

People’s Republic of China

October 14, 2022

Re: Consent Letter on Kandi Technologies Group, Inc. – Form F-4

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this consent only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We act as the PRC counsel to Kandi Technologies Group, Inc., a British Virgin Islands exempted company (the “Company”), a company organized under the laws of the British Virgin Islands in connection with the filing on Form F-4 (including all the amendments) for reincorporation from Delaware to the British Virgin Islands, among others.

We hereby consent to the reference to our name in such registration statement.

This Consent is rendered solely to you for the filing of the registration statement on Form F-4 (including all the amendments) by the Company and may not be used for any other purpose. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely yours,

/s/ Zhejiang Lizhou (Jinhua) Law Firm
Zhejiang Lizhou (Jinhua) Law Firm